Exhibit 99.1

Acushnet Holdings Corp. Announces
First Quarter 2021 Financial Results

First Quarter 2021 Financial Results
•First quarter net sales of $580.9 million, up 42% year over year, up 38% in constant currency; up 34% compared to 2019
•First quarter Titleist Brand equipment and gear net sales up 51% year over year and 38% vs. 2019. FootJoy Brand net sales up 22% year over year and 13% vs. 2019.
•First quarter net income attributable to Acushnet Holdings Corp. of $85.0 million, up 855% year over year and up 144% compared to 2019
•First quarter Adjusted EBITDA of $135.3 million, up 156% year over year and up 111% compared to 2019

FAIRHAVEN, MA – May 6, 2021 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three months ended March 31, 2021.
“Acushnet is off to a promising start to 2021 as demand for all Acushnet product categories is strong and rounds of play momentum continues. Exceptional validation of new Titleist Pro V1 and Pro V1x golf balls, TSi drivers and FootJoy golf shoes on the worldwide professional tours carries over into strong sell-through and market momentum. Our gear and performance wearables businesses are also in great shape. Sales growth across all segments was fueled by our Product Development teams and the outstanding execution of our Operations teams by keeping pace with strong consumer demand,” said David Maher, Acushnet Company’s President and Chief Executive Officer. “As reflected by our first quarter results, our supply chain is holding up well, and we are confident that our teams will always strive to deliver the highest quality products and service to our trade partners and golfers.”

Maher continued, “I am extremely proud of the continued dedication and agility that the Acushnet team has demonstrated in the current environment. We are well positioned for the future thanks to their hard work and resilience.”

Summary of First Quarter 2021 Financial Results

	Three months ended March 31,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Net sales	$580.9	$408.7	$172.2	42.1%	$154.4	37.8%
Net income attributable to Acushnet Holdings Corp.	$85.0	$8.9	$76.1	855.1%
Adjusted EBITDA	$135.3	$52.8	$82.5	156.3%
Consolidated net sales for the quarter increased by 42.1%, or 37.8% on a constant currency basis, due to sales volume increases across all reportable segments. On a constant currency basis, sales of Titleist golf clubs, Titleist golf balls, FootJoy golf wear and Titleist golf gear increased $58.7 million, $53.1 million, $23.5 million and $7.6 million, respectively, as the high levels of rounds of play and consumer demand for golf-related products that we saw in the second half of 2020 continued through the first quarter of 2021. In addition, first quarter net sales in 2020 were unfavorably impacted by the pandemic related shutdowns. Sales volume growth of products that are not allocated to one of our four reportable segments also contributed to the increase in net sales.
On a geographic basis, net sales in the United States increased by 46.3% in the quarter primarily due to an increase of $41.7 million in Titleist golf balls, an increase of $37.2 million in Titleist golf clubs, an increase of $13.4 million in FootJoy golf wear and an increase of $5.2 million in Titleist golf gear, all driven by the same factors discussed above.
Net sales in regions outside the United States were up 37.7% or up 28.7% on a constant currency basis. In Korea, Japan and Rest of World, the increase in net sales was primarily driven by increased sales across all reportable segments. In EMEA, the decrease in net sales primarily resulted from the pandemic related shutdowns in this region during the first quarter of 2021.
Segment specifics:
•49.4% increase in net sales (45.7% increase on a constant currency basis) of Titleist golf balls driven by higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2021.
•67.2% increase in net sales (63.0% increase on a constant currency basis) of Titleist golf clubs primarily driven by higher sales volumes of our TSi drivers, fairways and hybrids and Phantom X putters, and higher average selling prices across all categories, partially offset by lower sales volumes of our previous generation wedges.
•22.1% increase in net sales (17.5% increase on a constant currency basis) of Titleist golf gear primarily driven by sales volume increases across all categories of the gear business.
•22.2% increase in net sales (18.0% increase on a constant currency basis) in FootJoy golf wear primarily driven by sales volume increases in footwear and golf gloves and higher average selling prices across all product categories.
Net income attributable to Acushnet Holdings Corp. increased by $76.1 million to $85.0 million, up 855.1% year over year, primarily as a result of an increase in income from operations, partially offset by an increase in income tax expense.

Adjusted EBITDA was $135.3 million, up 156.3% year over year. Adjusted EBITDA margin was 23.3% for the first quarter versus 12.9% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.165 per share of common stock. The dividend will be payable on June 18, 2021 to shareholders of record as of June 4, 2021. The number of shares outstanding as of April 30, 2021 was 74,063,851.
In March 2021, the Company resumed share repurchases under its share repurchase program. During the quarter, the Company repurchased 56,156 shares of common stock on the open market at an average price of $42.34 for an aggregate of $2.4 million. On April 2, 2021, the Company repurchased from Magnus Holdings Co., Ltd. ("Magnus"), a wholly-owned subsidiary of Fila Holdings Corp., 355,341 shares of common stock for an aggregate $11.1 million. At the completion of this transaction, the Company no longer had an obligation to repurchase shares of common stock from Magnus.
2021 Outlook
The Company expects full-year consolidated net sales to be approximately $1,795 to $1,875 million and Adjusted EBITDA to be approximately $255 to $285 million. The Company's outlook assumes no significant worsening of the COVID-19 pandemic including incremental closures of global markets and additional supply chain disruptions. The Company plans to share additional details of the 2021 Outlook during its investor conference call.
Impact of COVID-19 on our Business
Throughout 2020, our business was significantly impacted by the COVID-19 pandemic to varying degrees. The negative impact was primarily experienced in the first and second quarters when our manufacturing and distribution operations in the United States and Europe were shut down and most on-course retail pro shops and off-course retail partner locations were closed for varying lengths of time due to government-ordered shutdowns in the United States and Europe. By the end of June 2020, our manufacturing facilities and distribution centers and substantially all golf courses, on-course retail pro shops and off-course retail partner locations in the United States and Europe had re-opened. The game of golf experienced a surge in rounds of play around the world, in part due to its outdoor field of play and ease of social distancing. This surge resulted in increased demand for our products during June 2020 and even greater demand for our products during the second half of 2020 in the United States and Europe. On a Company-wide basis, we quickly began to experience demand pressures across all brands and product categories, which challenged, and continue to challenge, our supply chain and our ability to service our trade partners and golfers. During the first quarter of 2021, rounds of play remained high and we continued to see an increase in demand for our products, leading to increased sales volumes across all segments. However, during this period, we also experienced supply chain disruptions causing shortages of various raw materials and increased freight charges.
While government-ordered shutdowns and restrictions have eased in most regions and mass vaccination programs are underway, it is nevertheless possible that a resurgence of positive cases could prompt a return to tighter restrictions in certain regions, as we saw with the lockdown in the United Kingdom during the first quarter of 2021. While we have seen increased rounds of play and demand for golf and golf-related products, as mass vaccinations programs advance and restrictions are further eased on other activities, the increase in rounds of play and demand for golf related products could decrease.

At the beginning of the third quarter of 2020, we amended our credit agreement to, among other things, provide debt covenant relief for each of the fiscal quarters ending between September 30, 2020 and September 30, 2021. On March 5, 2021, we issued a notice exercising our right to an early termination of the covenant relief period. As of March 31, 2021, we had approximately $111.1 million of unrestricted cash and $376.0 million of availability under our revolving credit facility.
Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on May 6, 2021 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2021 outlook, our operations, our financial performance and the impact of the COVID-19 pandemic on our business. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: the duration and impact of the COVID-19 pandemic, which may precipitate or exacerbate one or more of the following risks and uncertainties; a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; changes to the Rules of Golf with respect to equipment; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as federal, state and local policies and executive orders regarding the COVID-19 pandemic; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively;

impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases, including the COVID-19 pandemic; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission ("SEC") on February 25, 2021 as it may be updated by our periodic reports subsequently filed with the SEC. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
(in thousands, except share and per share amounts)	2021	2020
Net sales	$580,885	$408,741
Cost of goods sold	270,146	207,786
Gross profit	310,739	200,955
Operating expenses:
Selling, general and administrative	176,369	152,723
Research and development	12,329	13,220
Intangible amortization	1,972	1,956
Restructuring charges	—	11,628
Income from operations	120,069	21,428
Interest expense, net	3,616	4,123
Other expense, net	1,992	690
Income before income taxes	114,461	16,615
Income tax expense	27,834	7,640
Net income	86,627	8,975
Less: Net income attributable to noncontrolling interests	(1,669)	(98)
Net income attributable to Acushnet Holdings Corp.	$84,958	$8,877

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$1.14	$0.12
Diluted	1.13	0.12
Weighted average number of common shares:
Basic	74,778,189	74,545,280
Diluted	75,255,312	75,099,930

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
(in thousands, except share and per share amounts)	2021	2020
Assets
Current assets
Cash, cash equivalents and restricted cash ($8,666 and $6,843 attributable to the FootJoy golf shoe joint venture ("JV"))	$113,047	$151,452
Accounts receivable, net	387,507	201,518
Inventories ($11,046 and $13,830 attributable to the FootJoy JV)	330,165	357,682
Prepaid and other assets	92,343	89,155
Total current assets	923,062	799,807
Property, plant and equipment, net ($10,319 and $10,538 attributable to the FootJoy JV)	220,616	222,811
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	213,555	215,186
Intangible assets, net	471,394	473,533
Deferred income taxes	66,697	80,060
Other assets ($2,220 and $2,239 attributable to the FootJoy JV)	73,558	75,158
Total assets	$1,968,882	$1,866,555
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Short-term debt	$24,696	$2,810
Current portion of long-term debt	17,500	17,500
Accounts payable ($5,714 and $8,702 attributable to the FootJoy JV)	125,865	112,867
Accrued taxes	54,575	40,952
Accrued compensation and benefits ($852 and $1,454 attributable to the FootJoy JV)	67,693	82,290
Accrued expenses and other liabilities ($3,467 and $3,699 attributable to the FootJoy JV)	108,468	101,260
Total current liabilities	398,797	357,679
Long-term debt	309,524	313,619
Deferred income taxes	3,797	3,821
Accrued pension and other postretirement benefits	121,811	121,929
Other noncurrent liabilities ($2,276 and $2,261 attributable to the FootJoy JV)	48,876	52,128
Total liabilities	882,805	849,176
Redeemable noncontrolling interest	97	126
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 75,847,208 and 75,666,367 shares issued	76	76
Additional paid-in capital	926,809	925,385
Accumulated other comprehensive loss, net of tax	(98,160)	(96,182)
Retained earnings	271,967	199,776
Treasury stock, at cost; 1,783,357 and 1,671,754 shares (including 355,341 and 299,894 of accrued share repurchases)	(49,830)	(45,106)
Total equity attributable to Acushnet Holdings Corp.	1,050,862	983,949
Noncontrolling interests	35,118	33,304
Total shareholders' equity	1,085,980	1,017,253
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$1,968,882	$1,866,555

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended March 31,
(in thousands)	2021	2020
Cash flows from operating activities
Net income	$86,627	$8,975
Adjustments to reconcile net income to cash flows used in operating activities
Depreciation and amortization	10,363	10,269
Unrealized foreign exchange gains	(3,593)	(200)
Amortization of debt issuance costs	917	213
Share-based compensation	5,533	2,187
Loss (gain) on disposals of property, plant and equipment	155	(2)
Deferred income taxes	10,265	(1,194)
Changes in operating assets and liabilities	(140,263)	(92,760)
Cash flows used in operating activities	(29,996)	(72,512)
Cash flows from investing activities
Additions to property, plant and equipment	(6,410)	(5,741)
Cash flows used in investing activities	(6,410)	(5,741)
Cash flows from financing activities
Proceeds from short-term borrowings, net	22,178	125,133
Repayments of term loan facility	(4,375)	(4,375)
Purchases of common stock	(2,377)	(6,976)
Debt issuance costs	—	(14)
Dividends paid on common stock	(12,658)	(11,521)
Dividends paid to noncontrolling interests	(48)	—
Payment of employee restricted stock tax withholdings	(3,946)	(380)
Cash flows (used in) provided by financing activities	(1,226)	101,867
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(773)	(1,874)
Net (decrease) increase in cash, cash equivalents and restricted cash	(38,405)	21,740
Cash, cash equivalents and restricted cash, beginning of year	151,452	34,184
Cash, cash equivalents and restricted cash, end of period	$113,047	$55,924

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
First Quarter Net Sales by Segment

	Three months ended				Constant Currency
	March 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Titleist golf balls	$173.6	$116.2	$57.4	49.4%	$53.1	45.7%
Titleist golf clubs	155.8	93.2	62.6	67.2%	58.7	63.0%
Titleist golf gear	53.1	43.5	9.6	22.1%	7.6	17.5%
FootJoy golf wear	159.4	130.4	29.0	22.2%	23.5	18.0%
First Quarter Net Sales by Region

	Three months ended				Constant Currency
	March 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
United States	$308.6	$211.0	$97.6	46.3%	$97.6	46.3%
EMEA	80.6	74.7	5.9	7.9%	(0.8)	(1.1)%
Japan	56.4	37.6	18.8	50.0%	17.4	46.3%
Korea	79.1	50.4	28.7	56.9%	23.5	46.6%
Rest of world	56.2	35.0	21.2	60.6%	16.7	47.7%
Total net sales	$580.9	$408.7	$172.2	42.1%	$154.4	37.8%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended
	March 31,
	2021	2020
Net income attributable to Acushnet Holdings Corp.	$84,958	$8,877
Interest expense, net	3,616	4,123
Income tax expense	27,834	7,640
Depreciation and amortization	10,363	10,269
Share-based compensation	5,533	2,187
Restructuring & transformation costs (1)	—	11,628
Other extraordinary, unusual or non-recurring items, net (2)	1,311	7,986
Net income attributable to noncontrolling interests	1,669	98
Adjusted EBITDA	$135,284	$52,808
Adjusted EBITDA margin	23.3%	12.9%
_______________________________________________________________________________________
(1)Relates to severance and other costs associated with management's approved restructuring program to refine the Company's business model and improve operational efficiencies.
(2)The three months ended March 31, 2021 includes pension settlement costs of $1.4 million related to lump-sum distributions to participants in our defined benefit plans as a result of the voluntary retirement program as part of management’s approved restructuring program. The three months ended March 31, 2020 includes salaries and benefits paid for associates who could not work due to government mandated shutdowns, fringe benefits paid for furloughed associates, spoiled raw materials, incremental costs to support remote work and the cost of additional health and safety equipment of $7.5 million. Also includes other immaterial unusual or non-recurring items, net for the three months ended March 31, 2021 and 2020.